                            SCHEDULE 14A INFORMATION


                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


FILED BY THE REGISTRANT  [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [ ]


Check the appropriate box:


 [ ] Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission only (as permitted by Rule
     14a-6(e)(2))
 [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        INSIGNIA FINANCIAL GROUP, INC.
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement it other than the Registrant)




Payment of Filing Fee (Check the appropriate box):


 [X] No fee required.


 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1. Title of each class of securities to which transaction applies:


     2. Aggregate number of securities to which transaction applies:


     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


     4. Proposed maximum aggregate value of transaction:


     5. Total fee paid:


 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     1. Amount Previously Paid:
     2. Form, Schedule or Registration Statement No.:
     3. Filing Party:
     4. Date Filed:

                        [INSIGNIA FINANCIAL GROUP LOGO]


                                200 Park Avenue
                               New York, NY 10166
                                 (212) 984-8033
                              Fax: (212) 984-8040
                           www.insigniafinancial.com




                                                    April 20, 2001



Dear Stockholder:


     On behalf of the Board of Directors, I cordially invite you to attend the 2001 Annual Meeting of Stockholders of Insignia Financial Group, Inc. The Annual Meeting will be held on Wednesday, May 23, 2001, beginning at 9:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, NY 10036. The formal Notice of Annual Meeting is set forth in the enclosed material.


     The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the Company's operation.


     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.


     We appreciate your investment in Insignia Financial Group, Inc. and urge you to return your proxy card as soon as possible.





                                        Sincerely,

                                        /s/ Andrew L. Farkas
                                        ----------------------------------
                                        Andrew L. Farkas
                                        Chairman of the Board of Directors
                                        and Chief Executive Officer

                        INSIGNIA FINANCIAL GROUP, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the Annual Meeting of Stockholders of Insignia Financial Group, Inc. (the "Company") will be held on Wednesday, May 23, 2001, beginning at 9:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, NY 10036 for the following purposes:

(1) to elect three directors, each for a term of three years expiring in 2004;

(2) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001; and

(3) to transact such other business as may lawfully come before the meeting and any postponement or adjournment thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice. Financial and other information concerning the Company is contained in the Annual Report to Stockholders for the year ended December 31, 2000.

     The Board of Directors has fixed the close of business on April 13, 2001 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders of record entitled to vote at the meeting will be produced at the time and place of the meeting and will be open to stockholders of record during the whole time thereof.

     So that we may be sure your shares will be voted at the meeting, please date, sign and return the enclosed proxy card promptly. For your convenience if you are in the United States, a prepaid return envelope is enclosed for your use in returning your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.


                                        By Order of the Board of Directors,

                                        /s/ Adam B. Gilbert
                                        --------------------
                                        Adam B. Gilbert
                                        Secretary


New York, New York
April 20, 2001


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                        INSIGNIA FINANCIAL GROUP, INC.

                                200 PARK AVENUE
                           NEW YORK, NEW YORK 10166

                              ------------------
                                PROXY STATEMENT
                              ------------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2001


GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of Insignia Financial Group, Inc., a Delaware corporation ("Insignia" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, May 23, 2001, beginning at 9:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, NY 10036, and at any postponement or adjournment thereof. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about April 20, 2001.

     Insignia, which was incorporated under the laws of the state of Delaware on May 6, 1998 and was formerly known as Insignia/ESG Holdings, Inc., originally was a wholly-owned subsidiary of Insignia Financial Group, Inc., a Delaware corporation ("Former Parent"). On September 21, 1998, Former Parent effected the spin-off of Insignia through a pro rata distribution to the holders of Class A common stock of Former Parent of all the then outstanding common stock of Insignia (the "Spin-Off"). On October 1, 1998, Former Parent (which then consisted solely of businesses and assets relating to the multi-family residential real estate industry) merged into Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), with AIMCO being the surviving corporation (the "Merger"). On November 2, 1998, Insignia assumed the name of Former Parent, "Insignia Financial Group, Inc.," and reclaimed Former Parent's original New York Stock Exchange symbol, "IFS." The principal executive offices of Insignia are located at 200 Park Avenue, New York, New York 10166.

     The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, par value $.01 per share, of the Company ("Common Stock"). At the close of business on April 13, 2001 (the "Record Date"), there were outstanding and entitled to vote 21,848,287 shares of Common Stock. The holders of record of Common Stock on the Record Date are entitled to one vote per share. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors.


VOTING AND PROXY PROCEDURES

     A properly executed proxy received in time for the Annual Meeting will be voted in accordance with the directions given in the proxy. The enclosed form of proxy provides a means for the holders of Common Stock to vote for all nominees for director listed therein or to withhold authority to vote for one or more of such nominees. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted FOR (1) the election of the three nominees for director named therein and (2) the ratification of the appointment of Ernst & Young LLP ("E&Y") as the Company's independent auditors for the fiscal year ending December 31, 2001. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

     If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a duly executed later dated proxy, by written notice filed with the Secretary of the Company at the Company's corporate office at any time before the proxy is exercised, or by voting in person at the Annual Meeting.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of E&Y as the Company's independent auditors for the fiscal year ending December 31, 2001 and for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

     Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

     The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. To assist in the solicitation of proxies, the Company has engaged D.F. King & Co., Inc. at a fee not to exceed $5,000 plus reimbursement of its out-of-pocket expenses.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 2, 2001, certain information with respect to shares of Common Stock beneficially owned by each of Insignia's directors, by each nominee for director, by Insignia's Chief Executive Officer and each of the four other most highly compensated executive officers serving as such at December 31, 2000 (the "Named Executive Officers"), by all of its directors and executive officers as a group and by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                                NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                       BENEFICIALLY OWNED       CLASS
-------------------------------------------   --------------------   -----------
Andrew L. Farkas ..........................         1,727,394(1)          7.9%
Insignia Financial Group, Inc.
200 Park Avenue
New York, NY 10166

Apollo Real Estate Investment .............         2,596,434(2)         11.9%
Fund, L.P. and Apollo Real Estate
Advisors, L.P.
2 Manhattanville Road
Purchase, NY 10577

Capital Group International, Inc. .........         2,599,030(3)         11.9%
and Capital Guardian Trust
Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025

Dimensional Fund Advisors, Inc. ...........         2,076,631(4)          9.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

                                                                      NUMBER OF SHARES              PERCENT OF
NAME OF BENEFICIAL OWNER                                             BENEFICIALLY OWNED                CLASS
---------------------------------------------------------   ------------------------------------   ------------
Stephen Feinberg ........................................                 1,785,714(5)                  8.2%
450 Park Avenue, 28th Floor
New York, New York 10022

Eminence Capital, LLC ...................................                 1,220,000(6)                  5.6%
200 Park Avenue, Suite 3300
New York, New York 10166

OZ Management, L.L.C. ...................................                 1,266,118(7)                  5.8%
9 West 57th Street, 39th Floor
New York, New York 10019

Greenlight Capital, L.L.C., .............................                 1,573,400(8)                  7.2%
David Einhorn and
Jeffrey A. Keswin
420 Lexington Avenue, Suite 1740
New York, New York 10170

James A. Aston ..........................................                   190,294(9)                   *

Robert J. Denison .......................................                    25,281(10)                  *

Robin L. Farkas .........................................                   200,317(11)                  *

Alan Froggatt ...........................................                    33,194(12)                  *

Frank M. Garrison .......................................                   148,059(13)                  *

Robert G. Koen ..........................................                    25,015(14)                  *

Stephen M. Ross .........................................                        --                      *

Stephen B. Siegel .......................................                   322,888(15)                 1.4
Ronald Uretta ...........................................                   174,595(16)                  *

H. Strauss Zelnick ......................................                    36,015(17)                  *

All directors and executive officers as a group .........                 2,876,941(1)(9)-(18)         13.2%
 (13 individuals)

----------
(*)   Denotes less than 1%.

(1) Includes shares owned by (i) Metro Shelter Directives, Inc. and (ii) F III, Inc. Also includes 492,226 shares subject to options and warrants that are or will become exercisable within 60 days.

(2) Apollo Real Estate Advisors, L.P. is the managing general partner of Apollo Real Estate Investment Fund, L.P. (collectively, "Apollo"). Includes 928,611 shares that are subject to warrants. The foregoing is based upon a Schedule 13G filed by Apollo with the Securities and Exchange Commission (the "Commission") dated June 25, 1999.

(3) Capital Group International, Inc. ("Capital") is the parent holding company of a group of investment management companies. Capital does not have investment power or voting power over any of the securities reported herein. Capital Guardian Trust Company ("Capital Guardian"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 and a wholly owned subsidiary of Capital, is the beneficial owner of the reported shares as a result of serving as the investment manager of various institutional accounts. The shares reported include 48,000 shares resulting from the assumed conversion of warrants to purchase Common Stock. The foregoing is based upon a Schedule 13G filed by Capital and Capital Guardian with the Commission dated February 9, 2001.

(4) Dimensional Fund Advisors, Inc. ("Dimensional") furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other comingled trusts and separate accounts (the "Funds"). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds. The foregoing is based upon a Schedule 13G filed by Dimensional with the Commission dated February 2, 2001.

(5) 250,000 shares of convertible preferred stock (the "Preferred Stock") of the Company are held of record by Madeleine L.L.C. on behalf of various private investment funds referred to below which are managed by Stephen Feinberg. Mr. Feinberg possesses sole voting and investment authority over such shares. The Preferred Stock is convertible at any time into a total of 1,785,714 shares of Common Stock. The private investment funds include Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Cerberus International, Ltd. The foregoing is based upon a Schedule 13D filed by Mr. Feinberg with the Commission dated February 18, 2000.

(6) The number of shares of Common Stock reported to be beneficially owned by Eminence Capital Group, LLC is based upon a Schedule 13G filed with the Commission dated February 13, 2001.

(7) OZ Management, L.L.C. ("OZ") serves as principal investment manager to a number of discretionary accounts and investment entities, with respect to which it has voting and dispositive authority over the securities reported herein. Mr. Daniel S. Och is the senior managing member of OZ and as such he may be deemed to control OZ and therefore, indirectly, the securities reported herein. The foregoing is based upon a Schedule 13G/A filed by OZ with the Commission dated February 6, 2001.

(8) Greenlight Capital, L.L.C. ("Greenlight") provides investment management services to private individual and institutions, including Greenlight Capital, L.P., of which Greenlight is the general partner ("Fund"), Greenlight Capital Offshore, Ltd., for whom Greenlight acts as investment advisor ("Offshore"), and Greenlight Capital Qualified, L.P., of which Greenlight is the general partner ("Qualified'). David Einhorn and Jeffrey A. Keswin are the principals of Greenlight. Greenlight, Mr. Einhorn and Mr. Keswin for the account of each of Fund, Offshore and Qualified have the power to vote and dispose of the shares held by each such entity. Greenlight, Mr. Einhorn and Mr. Keswin disclaim beneficial ownership of the shares owned by Fund, Offshore or Qualified. The foregoing is based upon a Schedule 13D/A filed by Greenlight, Mr. Einhorn and Mr. Keswin with the Commission dated October 26, 2000.

(9) Includes 114,520 shares subject to options and warrants that are or will become exercisable within 60 days and 129 shares held in an IRA. Also includes 500 shares owned by Mr. Aston's wife and 3,955 shares owned by Mr. Aston's children, with respect to which Mr. Aston disclaims beneficial ownership.

(10) Includes 266 shares held by First Security Management, Inc. ("FMS"), a corporation of which Mr. Denison is the president and sole shareholder. Also includes 25,015 shares subject to options and warrants that are or will become exercisable within 60 days.

(11) Includes 6,666 shares owned by Mr. Farkas' wife, with respect to which Mr. Farkas disclaims beneficial ownership, and 25,015 shares subject to options and warrants that are or will become exercisable within 60 days.

(12) Includes 9,793 shares subject to options that are or will become exercisable within 60 days. Also includes 3,396 shares owned by Mr. Froggatt's wife, with respect to which Mr. Froggatt disclaims beneficial ownership.

(13) Includes 114,520 shares subject to options and warrants that are or will become exercisable within 60 days.

(14) Includes 25,015 shares subject to options and warrants that are or will become exercisable within 60 days.

(15) Includes (a) 236,295 shares subject to options that are or will become exercisable within 60 days, and (b) 50 shares owned by Mr. Siegel's child, with respect to which Mr. Siegel disclaims beneficial ownership.

(16) Includes (a) 114,520 shares subject to options and warrants that are or will become exercisable within 60 days, and (b) 133 shares owned by Mr. Uretta's spouse and 2,238 shares owned by Mr. Uretta's children, which respect to which Mr. Uretta disclaims beneficial ownership.

(17) Includes 25,015 shares subject to options and warrants that are or will become exercisable within 60 days.

(18) Includes 57,250 shares subject to options and warrants that are or will become exercisable within 60 days.


                   MATTERS TO COME BEFORE THE ANNUAL MEETING


PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors of Insignia (the "Insignia Board") will consist of not fewer than three persons. The Insignia Board has fixed the number of directors at eight.

     The Certificate of Incorporation of the Company divides the Insignia Board into three classes, with such classes being as nearly equal in number as the total number of directors constituting the entire Insignia Board permits. The terms of office of the respective classes expire in successive years. At the Annual Meeting, three members are to be elected to the Insignia Board to serve for a term of three years until the annual meeting of stockholders in 2004. Each of the nominees (other than Mr. Ross) is now a director of the Company and is standing for reelection. The Insignia Board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Insignia Board, the nominees intend to serve the entire term for which election is sought. Should any or all of the nominees named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person or persons as the Insignia Board may recommend. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors.


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

     The following provides information about the three nominees for election to the Insignia Board, as well as the other incumbent members of the Insignia Board.


NOMINEES FOR ELECTION TO TERMS EXPIRING 2004


ANDREW L. FARKAS

     Andrew L. Farkas, 40, has been a director and the Chairman of Insignia since its inception in May 1998 and Chief Executive Officer of Insignia since August 1998. Mr. Farkas served as Chairman and Chief Executive Officer of Former Parent from January 1991 until October 1998 when Former Parent merged into AIMCO, as Former Parent's President from May 1995 until October 1998, and as a director of Former Parent from its inception in August 1990 until October 1998. He served as Chief Executive Officer of Insignia Properties Trust (a subsidiary of Former Parent) ("IPT") from December 1996 until September 1998 and as Chairman of its Board of Trustees from December 1996 until February 1999, when IPT merged into AIMCO.


STEPHEN B. SIEGEL

     Stephen B. Siegel, 56, has been a director of Insignia since its inception in May 1998 and President of Insignia since August 1998. Mr. Siegel also serves as Chairman (since September 1998) and Chief Executive Officer of Insignia/ESG, Inc. ("Insignia/ESG"), a subsidiary of Insignia which was a subsidiary of Former Parent (since July 1996). Mr. Siegel served as President of Edward S. Gordon Company, Incorporated (now Insignia/ESG) from June 1992 until May 1998. Mr. Siegel is a director of Liberty Property Trust, a real estate investment trust, and a director of Tower Realty Trust, Inc., a real estate investment trust.

STEPHEN M. ROSS

     Stephen M. Ross, 60, is the Chairman, Chief Executive Officer and managing General Partner of The Related Companies, L.P., a privately held fully integrated real estate firm with divisions specializing in development, acquisitions, financial services and property management. Mr. Ross founded the company in 1972.


DIRECTORS WHOSE TERMS EXPIRE 2002


ALAN FROGGATT

     Alan Froggatt, 51, has been a director of Insignia since March 1, 2001 when he was appointed by the Insignia Board to fill the vacancy created by the resignation of Andrew J. M. Huntley. Mr. Froggatt is Chief Executive Officer of Insignia's European Operations and is Chief Executive of Insignia Richard Ellis. Richard Ellis Group Limited, one of the United Kingdom's leading property service firms, was acquired by Insignia in February 1998. Mr. Froggatt joined Richard Ellis Group Limited in 1971, becoming a Partner in 1984. Mr. Froggatt became Managing Partner of that firm in 1995 and Chief Executive following its incorporation in 1997.


ROBERT G. KOEN

     Robert G. Koen, 54, has been a director of Insignia since its inception in May 1998. Since February 1996, Mr. Koen has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP, which represents Insignia or certain of its affiliates from time to time. From January 1991 to February 1996, Mr. Koen was a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P.


DIRECTORS WHOSE TERMS EXPIRE 2003


ROBIN L. FARKAS

     Robin L. Farkas, 67, has been a director of Insignia since its inception in May 1998. Mr. Farkas is currently a self-employed private investor. From March 1994 to March 1995, Mr. Farkas was director of the Dormitory Authority of the State of New York and from 1984 until 1993 Mr. Farkas was the Chairman of the Board and Chief Executive Officer of Alexander's Inc., a real estate company. He is also a director of REFAC Technology, a company engaged in the licensing of intellectual property rights and product design and development, a director of Noodle Kiddoodle, Inc., a retailer of children's educational toys, and Chairman and a director of Indian Venture LLC, a venture capital firm investing in India. Mr. Farkas is the father of Andrew L. Farkas.


ROBERT J. DENISON

     Robert J. Denison, 59, has been a director of Insignia since its inception in May 1998. Mr. Denison has been General Partner of First Security Company II, L.P., an investment advisory firm, for more than the past five years.


H. STRAUSS ZELNICK

     H. Strauss Zelnick, 43, has been a director of Insignia since August 1998. Mr. Zelnick is a media and entertainment executive with experience in the television, video, motion picture, entertainment software and recorded music industries. Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a division of Bertelsmann AG, from July 1998 through December 2000. Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment North America, a division of BMG Entertainment, from January 1995 to June 1998. Prior to joining BMG Entertainment, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a supplier of video game software, from 1993 to 1994. Mr. Zelnick is a director of On2.com, a provider of broadband content delivery over the Internet, and of UGO Networks, an Internet-based entertainment company.

     The Company's By-laws provide that nominations for the election of directors to the Insignia Board may be made by or at the direction of the Insignia Board or by any stockholder entitled to vote for the election of directors as described below. The By-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Insignia Board, of candidates for election as directors. Notice of director nominations must be timely given in writing to the Secretary of Insignia prior to the meeting at which the directors are to be elected. To be timely, notice must be delivered to or mailed and received at the principal executive offices of Insignia not less than 50 nor more than 80 days prior to the scheduled date of the annual meeting or special meeting of stockholders called by the Insignia Board for the purpose of electing directors; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed, or (ii) the day on which such public disclosure was made. Notice to Insignia from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information about such person that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the nomination procedure, such nomination will be disregarded.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Insignia Board has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. The Insignia Board does not have a standing nominating committee. The functions normally performed by a nominating committee are performed by the Insignia Board as a whole. The primary functions of the Committees and their members are as follows:

     Executive Committee -- This Committee has the authority of the Insignia Board to act on most matters during intervals between meetings of the Insignia Board. The members of the Executive Committee are Andrew L. Farkas (Chairman), Robin L. Farkas, Mr. Siegel, Mr. Koen and Mr. Froggatt.

     Audit Committee -- This Committee has responsibility for assisting the Insignia Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the system of internal controls which the Company's management and the Insignia Board have established and the audit process. The Audit Committee operates under a written charter adopted by the Insignia Board, a copy of which is attached to this Proxy Statement as Appendix A. During the year, the Insignia Board examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange (the "NYSE") of new rules governing audit committees. Based upon this examination, the Insignia Board determined that the members of the Audit Committee are "independent" within the meaning of the NYSE's new rules. Under the NYSE's new rules, by June 14, 2001 the audit committee of each NYSE listed company must consist of at least three members, each of whom must be "independent." The Insignia Board intends to appoint Mr. Ross to the Audit Committee by such date. The members of the Audit Committee are Mr. Denison (Chairman) and Mr. Zelnick.

     Compensation Committee -- This Committee has responsibility for reviewing and approving the compensation and benefits of executive officers, advising management regarding benefits, including bonuses, and other terms and conditions of compensation of other employees, administering Insignia's incentive compensation plans, including the Insignia Financial Group, Inc. Stock Incentive Plan (the "Stock Plan") and the Insignia Financial Group, Inc. 1998 Executive Performance Incentive Plan (the "Incentive Plan"), and reviewing and recommending compensation of directors. The members of the Compensation Committee are Mr. Denison (Chairman) and Mr. Zelnick.


MEETINGS OF THE INSIGNIA BOARD

     During the fiscal year ended December 31, 2000, the Insignia Board met 12 times, the Executive Committee did not meet, the Audit Committee met 3 times and the Compensation Committee met 3 times. No incumbent director attended fewer than 75% of the meetings of the Insignia Board and the Committees of which he is a member.

COMPENSATION OF DIRECTORS

     Directors who are also officers of the Company do not receive any fee or remuneration for services as members of the Insignia Board. During fiscal 2000, each of Insignia's directors who is not an employee of Insignia received a fee of $50,000 per year for serving as a director. Each director who is not a full-time employee of Insignia is eligible to participate in the Stock Plan, which provides for each non-employee director to receive at the time of his initial election an option to purchase 20,000 shares of Common Stock, a portion of which is exercisable the year after the grant, and to receive an additional option each year thereafter to purchase 2,000 shares, in each case, at the then fair market value of the Common Stock. In January 2000, each non-employee director received from Insignia (i) a warrant to purchase 25,000 shares of Common Stock at the then fair market value of the Common Stock, and (ii) an Equity Grant (as defined below) of a 0.25% interest in Insignia's aggregate equity interests in all New Operating Entities (as defined below) and New Investment Entities (as defined below) (see "Compensation Relating to Insignia's Investment in Internet Initiatives" below for a description of the Equity Grant program).


AUDIT COMMITTEE REPORT

     The following Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall it be incorporated by reference into any filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

     The Company's management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee serves as the Insignia Board's representative to monitor and oversee these processes.

     In this context, the Audit Committee has reviewed and discussed with the Company's management the Company's consolidated financial statements for the year ended December 31, 2000. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also has reviewed and discussed the Company's consolidated financial statements with the independent auditors. The Audit Committee's discussion with the independent auditors included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter from them required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

     Based upon the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Insignia Board include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.


                                        Members of the Audit Committee




                                        Robert J. Denison
                                        H. Strauss Zelnick

                            EXECUTIVE COMPENSATION


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Compensation Committee Report on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall it be incorporated by reference into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.


     ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Insignia Board is currently composed of Messrs. Denison and Zelnick. The Compensation Committee has responsibility for determining the Company's compensation program for its executive officers, including the Named Executive Officers. The Committee also administers the Stock Plan and the Incentive Plan and, subject to the provisions of such plans, determines grants under the plans for all employees, including the Named Executive Officers.

     The Compensation Committee has furnished this report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer.


     PRINCIPLES OF EXECUTIVE COMPENSATION AND PROGRAM COMPONENTS

     The Company's executive compensation philosophy is designed to attract and retain outstanding executives and to foster employee commitment and align employee and stockholder interests. To this end, the Company has sought to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals and reward above-average corporate performance. The Company believes that these objectives are best accomplished by offering its senior employees a compensation program consisting of base salary, annual incentive payments and periodic grants of stock options, restricted stock and other stock-based awards. In addition, certain employees of Insignia, including certain executives, receive incentive awards consisting of equity interests in limited partnerships or limited liability companies (or contractual interests in Insignia's equity interests) in entities in which Insignia has invested. Such interests are subject to performance and vesting provisions established by Insignia and, once vested, entitle the holder to receive a portion of the proceeds remaining after Insignia has received a return of its invested capital and a preferred return thereon, if any, paid or distributed upon liquidation of, or the occurrence of certain other liquidity events with respect to, the entities.

     Annual compensation for executive officers is tied to Insignia's financial performance; the performance of certain units within Insignia; the performance of specific transactions; and the results achieved by individual executives in the preceding fiscal year. Insignia takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level of compensation for senior executives, such as growth in earnings, EBITDA and the achievement of business unit growth. The Compensation Committee has set executive performance objectives for 2001. Insignia believes that it offers compensation competitive with compensation offered by comparable commercial real estate services companies.


     BASE SALARY

     The Committee annually reviews executive officer salaries and, after consultation with the Chief Executive Officer, makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases, if made, generally occur during the first quarter of the calendar year retroactive to January 1st of that year.


     INSIGNIA EXECUTIVE PERFORMANCE INCENTIVE PLAN

     The Incentive Plan provides for annual incentive payments to key executives of Insignia and its subsidiaries based upon the performance of Insignia (or a subsidiary, division or other operational unit).

The Incentive Plan is based on a strong pay-for-performance philosophy and provides a direct linkage between Insignia's performance and compensation. A central element of this philosophy is to link a significant portion of annual cash compensation to the attainment of annual financial objectives.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a Federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers. Insignia intends to structure awards under the Incentive Plan so that compensation resulting therefrom would be qualified "performance based compensation" eligible for continued deductibility. The Incentive Plan provides that no individual may receive for any fiscal year an amount under the Incentive Plan which exceeds $5,000,000.


     STOCK PLAN

     The Stock Plan is intended to enhance the profitability and value of Insignia for the benefit of its stockholders by enabling Insignia (i) to offer stock-based incentives to employees and consultants of Insignia and its affiliates, thereby creating a means to raise the level of stock ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and stockholders, and (ii) to grant nondiscretionary, nonqualified stock options to non-employee directors, thereby creating a means to attract, retain and reward such non-employee directors and strengthen the mutuality of interests between non-employee directors and stockholders. The Stock Plan permits the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and other stock-based awards.


     CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Compensation Committee reviews the compensation for the Chief Executive Officer, who is responsible for the strategic direction and financial performance of Insignia. The Chief Executive Officer's base salary in effect in 2001 is $1,000,000 per year. During 2000, Insignia paid the Chief Executive Officer a base salary of $1,000,000 pursuant to his employment agreement with Insignia in effect in 2000. Pursuant to his employment agreement, Insignia also paid the Chief Executive Officer a $146,000 bonus upon signing his new employment agreement for 2000. In addition, Mr. Farkas earned a formulaic bonus, based entirely upon the achievement by the Company of objective performance criteria, of $4,000,000 for 2000. (See "Employment Agreements" below for a summary of the material terms of Mr. Farkas' employment agreement with Insignia.)

     In approving the compensation terms of Mr. Farkas' employment agreement with Insignia, the Compensation Committee took into account Insignia's strong revenue growth, its strong balance sheet, and the achievement of significant strategic goals including, among other things, requirements for annual appreciation in the price of Insignia's stock which was 37% for 2000.


                                        Members of the Compensation Committee



                                        Robert J. Denison
                                        H. Strauss Zelnick


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, Messrs. Denison and Zelnick (non-employee directors) served as members of the Compensation Committee. None of the Compensation Committee members or executive officers have any relationships which must be disclosed under this caption.

EXECUTIVE SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation earned or paid to the Named Executive Officers for services rendered to the Company during each of the past three fiscal years.


                          SUMMARY COMPENSATION TABLE






                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                     --------------------------
                                                    ANNUAL COMPENSATION                       AWARDS(1)
                                        ------------------------------------------   --------------------------
                                                                                     RESTRICTED     SECURITIES
                                                                    OTHER ANNUAL        STOCK       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL BALANCE                SALARY      BONUS(2)      COMPENSATION      AWARDS($)     OPTIONS(#)     COMPENSATION(3)
---------------------------------       ----------  ------------  ----------------   -----------  -------------   ----------------
Andrew L. Farkas ................ 2000  $1,000,000   $4,000,000   $   55,279(4)                   1,000,000        $  723,727(5)(6)
 Chairman of the Board of         1999  $  750,000   $2,065,000         --  (7)                          --        $  277,680(8)
 Directors and Chief              1998  $  750,000   $1,500,000   $  134,308(9)                      50,000(10)    $5,049,000(11)
 Executive Officer

Stephen B. Siegel ............... 2000  $1,000,000   $4,029,000   $1,837,930(12)                         --        $  169,201(5)
 Director and President;          1999  $1,000,000   $1,300,000   $1,671,706(7)(12)                      --        $  259,241(8)
 Chairman and Chief               1998  $1,000,000   $1,800,000   $1,572,212(7)(12)                 100,000(10)            --
 Executive Officer of
 Insignia/ESG, Inc.

Frank M. Garrison ............... 2000  $  500,000   $  800,000         --  (7)                     200,000        $1,425,250(5)
 Office of the Chairman,          1999  $  450,000   $  200,000         --  (7)                          --        $  582,586(8)
 President of Insignia            1998  $  400,000   $  525,000         --  (7)                      50,000(10)    $1,800,680(13)
 Financial Services, Inc.

Ronald Uretta ................... 2000  $  500,000   $  900,000         --  (7)                     200,000        $1,278,152(5)
 Chief Operating Officer and      1999  $  500,000   $  200,000         --  (7)                          --        $  509,458(8)
 Treasurer, President of          1998  $  500,000   $  525,000         --  (7)                      50,000(10)    $1,800,680(13)
 Insignia/ESG, Inc. and
 President of Insignia
 Residential Group, Inc.

James A. Aston .................. 2000  $  500,000   $  800,000         --  (7)                     200,000        $1,278,152(5)
 Chief Financial Officer          1999  $  400,000   $  200,000         --  (7)                          --        $  509,678(8)
                                  1998  $  400,000   $  525,000         --  (7)                      50,000(10)    $1,800,680(13)

----------
(1) Grants of options and warrants to purchase Common Stock listed herein exclude options to purchase shares of Class A common stock of Former Parent which were assumed by Insignia in 1998 in connection with the Spin-Off.

(2) Bonuses are determined principally pursuant to formulae based upon the achievement of performance targets, including achievement of target increases in Net EBITDA per share and in the trading price for the Common Stock, which for fiscal 2000 were 10% and 15%, respectively. If results for 2000 had been below those targets, the bonuses for the Named Executive Officers would have been no more than 25% of the amounts included in the table. The bonus amounts for 2000 reflect the fact that all criteria were materially exceeded, even after deducting the bonus amounts. Net EBITDA for this purpose includes, among other things, the results of real estate development activities, but does not include, among other things, the results of other real estate investments and internet investments.

(3) Excludes payments made by Former Parent in 1998 in connection with the Spin-Off to retire options and warrants to purchase shares of Class A common stock of Former Parent at a price equal to the difference between the exercise price per share for such options and warrants and $25.00.

(4)   Includes $51,869 of deferred compensation.

(5) Includes the aggregate value at the grant date of incentive awards consisting of interests in limited partnerships, limited liability companies, and a private real estate investment trust. Also includes in fiscal 2000, incentive payments (the right to which vested over time) made by Insignia to each of the Named Executive Officers in connection with dispositions of real estate investments, certain debt instruments and other investments as follows: (a) Andrew L. Farkas: $569,114; (b) Stephen B. Siegel: $157,089; (c) Frank M. Garrison: $662,025; (d) Ronald
      Uretta: $526,915; and (e) James A. Aston: $526,915. The foregoing amounts resulted from the successful execution of Insignia's investment strategies in specific real estate investments and off-balance sheet real estate fund activities, were subordinated to the return of Insignia's capital and a preferred return thereon, and did not include credit for any related fees received by Insignia affiliates. Also includes in fiscal 2000 cash payments to certain of the Named Executive Officers made by AIMCO to Insignia and in turn made by Insignia to such officers in connection with subordinated payment rights awarded prior to the Spin-Off relating to two multi-family assets which were transferred to AIMCO in the Merger. The amount of those payments was determined solely by the profits realized by AIMCO affiliates on the sale of those assets. Such amounts are as follows: (a) Frank M. Garrison: $739,125; (b) Ronald
      Uretta: $739,125; and (c) James A. Aston: $739,125.

(6) Does not include $697,777 paid to Mr. Farkas as a reimbursement of the actual cost of business usage by Insignia in 2000 of an aircraft maintained by Mr. Farkas.

(7)   Total perquisites did not exceed $50,000.

(8) Includes the aggregate value at the grant date of incentive awards consisting of interests in limited partnerships, limited liability companies, and a private real estate investment trust. Also includes in fiscal 1999, incentive payments (the right to which vested over time) made by Insignia to each of the Named Executive Officers in connection with dispositions of real estate investments and certain debt instruments as follows: (a) Andrew L. Farkas: $264,580; (b) Stephen B. Siegel:
      $243,141; (c) Frank M. Garrison: $529,838; (d) Ronald Uretta: $499,958;
      and (e) James A. Aston: $499,958.

(9)   Includes $84,141 for personal tax return preparation.

(10) Granted on September 21, 1998 in connection with the consummation of the Spin-Off.

(11) Represents a one-time bonus paid upon consummation of the Merger pursuant to the terms of Mr. Farkas' employment agreement with Insignia in effect in 1998.

(12) With respect to fiscal 2000, represents (a) $1,152,624 in commissions and advances on commissions paid to Mr. Siegel pursuant to his employment agreement with Insignia (b) forgiveness of principal (in the amount of $500,000) and interest (in the amount of $99,750) on loans from Insignia and (c) perquisites totaling $85,556, including $62,017 of deferred compensation. With respect to fiscal 1999, represents (a) $1,096,256 in commissions and advances on commissions paid pursuant to Mr. Siegel's employment agreement with Insignia (b) and forgiveness of principal (in the amount of $500,000) and interest (in the amount of $75,450) on loans from Insignia to Mr. Siegel. With respect to fiscal 1998, represents (a) $1,298,490 in commissions and advances on commissions paid pursuant to Mr. Siegel's employment agreement with Insignia and Former Parent and (b) forgiveness of principal (in the amount of $222,222) and interest (in the amount of $51,500) on a $1,000,000 loan from Insignia to Mr. Siegel. No attempt has been made to pro rate commissions based on the period before the Spin-Off and the period after the Spin-Off.

(13) Represents (a) a one-time bonus of $1,262,250 paid upon consummation of the Merger pursuant to his employment agreement with Insignia, and (b) a one-time incentive payment of $538,430 resulting from a profit interest in an asset acquired by Insignia.


OPTION GRANTS DURING FISCAL 2000

     The following table sets forth information concerning stock options and warrants granted by Insignia during fiscal 2000 to each of the Named Executive Officers.

                   OPTION AND WARRANT GRANTS IN FISCAL 2000





                                   INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------
                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                  ANNUAL RATES
                                              % OF TOTAL                                            OF STOCK
                                                OPTIONS                                        PRICE APPRECIATION
                                              GRANTED TO      EXERCISE OR                              FOR
                                OPTIONS        EMPLOYEES      BASE PRICE                       OPTION TERMS(D)(E)
                                GRANTED        IN FISCAL       ($/SHARE)     EXPIRATION   -----------------------------
            NAME                 (#)(A)        YEAR(A)(B)         (C)           DATE            5%             10%
---------------------------   -----------   --------------   ------------   -----------   -------------   -------------
Andrew L. Farkas ..........    1,000,000          45.7%         $ 8.00        1/14/05      $2,210,253      $4,884,080
Stephen B. Siegel .........           --            --              --          --                 --              --
Frank M. Garrison .........      200,000           9.1%         $ 8.00        1/14/05      $  442,051      $  976,816
Ronald Uretta .............      200,000           9.1%         $ 8.00        1/14/05      $  442,051      $  976,816
James A. Aston ............      200,000           9.1%         $ 8.00        1/14/05      $  442,051      $  976,816

----------
(a)        Includes warrants.

(b) During the year ended December 31, 2000, stock options and warrants representing an aggregate of 2,189,174 shares of Common Stock were issued to all employees as a group.

(c) Exercise prices represent the fair market value, as determined by the Board of Directors, on January 14, 2000, the date of grant. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise, or a combination thereof.

(d) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Common Stock price.

(e) All such options and warrants become exercisable in thirty-five equal monthly installments commencing the month following the date of grant.


OPTION EXERCISES AND VALUES FOR FISCAL 2000

     The following table provides information concerning options and warrants exercised in fiscal 2000 by the Named Executive Officers and the value of such officers' unexercised options and warrants at December 31, 2000.

                AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND
                         FISCAL YEAR-END OPTION VALUES


                                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                      OPTIONS AT FISCAL                    OPTIONS AT
                                                                       YEAR-END(#)(A)                FISCAL YEAR-END($)(A)
                                                               -------------------------------   ------------------------------
                                  SHARES
                               ACQUIRED ON         VALUE
            NAME               EXERCISE(#)      REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------------------   -------------   --------------   -------------   ---------------   -------------   --------------
Andrew L. Farkas ..........   --              --                  325,558      724,442            $1,184,037       $2,690,963
Stephen B. Siegel .........   --              --                  198,565      165,714            $  111,488       $   74,328
Frank M. Garrison .........   --              --                   81,160      168,840            $  236,995       $  538,005
Ronald Uretta .............   --              --                   81,160      168,840            $  236,995       $  538,005
James A. Aston ............   --              --                   81,160      168,840            $  236,995       $  538,005

----------
(a)  Includes warrants.


EMPLOYMENT AGREEMENTS

     Following is a description of employment agreements between Insignia and each the Named Executives Officers.


Andrew L. Farkas

     Andrew L. Farkas is employed by Insignia pursuant to an employment agreement dated May 18, 2000, effective as of January 1, 2000 (the "Farkas Employment Agreement"), which provides for him to serve as Chairman of the Board of Directors and Chief Executive Officer of Insignia until December 31, 2002 (the "Expiration Date"), or such earlier date as provided therein. Mr. Farkas receives an annual salary of $1,000,000 (the "Base Salary"), subject to such discretionary increases as may be determined by the Insignia Board. In addition, Mr. Farkas received a signing bonus of $146,000 and he may receive
(i) an annual performance bonus of up to $4,000,000 under the Incentive Plan based on Mr. Farkas' performance against objectives determined by the Compensation Committee in accordance with the Incentive Plan and (ii) an annual discretionary bonus which the Compensation Committee of the Board may elect to pay Mr. Farkas in such amount as it may determine to be appropriate. Mr. Farkas also is entitled to certain perquisites. Mr. Farkas may elect to convert the Farkas Employment Agreement into a consulting agreement with the Company on substantially the same terms as the Farkas Employment Agreement (except that Mr. Farkas shall cease to be an officer and director of the Company) if (a) without the prior written consent of Mr. Farkas, his title, powers or duties within the Company have been substantially diminished, other than as a result of termination for cause, or (b) the Company has undergone a change of control (as set forth in the Farkas Employment Agreement) after or in connection with a Significant Transaction (as defined below).

     Under the Farkas Employment Agreement, in January 2000 Mr. Farkas was granted an option and a warrant exercisable for an aggregate of 1,000,000 shares of Common Stock at an exercise price of $8.00 per share. In addition, he will have the right to receive Equity Grants (as defined below) with respect to investments by Insignia and its subsidiaries in certain new businesses (see "Compensation Relating to Insignia's Equity Investments in Internet Initiatives" below for a summary of the Equity Grant program). During the term of the Farkas Employment Agreement, Mr. Farkas also will continue to participate in the Company's co-investment programs on the basis currently in place or as may be amended by the Compensation Committee (See "Compensation Relating to Insignia's Equity Investments in Real Estate" below for a summary of the Company's co-investment program).

     Mr. Farkas has agreed that for one year after the cessation of his employment with the Company, he will not, if such action would have a material adverse effect on the Company, in direct competition with the Company, solicit business from any of Insignia's customers or clients with whom he has had "material contact" (as defined in the Farkas Employment Agreement) during the twelve month period preceding the date of cessation of his employment with Insignia, and he will neither solicit employees of Insignia to work for any direct competitor of Insignia for two years after the cessation of this employment with the Company, nor interfere with any contracts that exist between the Company and any customers or clients of the Company as of the effective date of the Farkas Employment Agreement.

     Mr. Farkas' employment will be terminated in the event that Mr. Farkas is disabled during his employment with Insignia, whereupon Insignia will pay him 75% of his then-current Base Salary for a period of time equal to twice the remaining term under the Farkas Employment Agreement immediately prior to his termination (but not less than four years). If Mr. Farkas dies during the term of the Farkas Employment Agreement, Insignia will pay to his estate his Base Salary through the Expiration Date. If Mr. Farkas is terminated without cause and such termination is not in connection with a Significant Transaction (as defined below), Insignia will pay him his then-current Base Salary through the Expiration Date. In addition, if Mr. Farkas dies, is disabled or is terminated without cause during the term of the Farkas Employment Agreement, Insignia will continue to pay all perquisites to which Mr. Farkas is entitled and will pay all bonuses to be paid upon the occurrence of a Significant Transaction (as defined below) or a Material Asset Disposition (as defined below) to Mr. Farkas or his estate if the Significant Transaction or the Material Asset Disposition giving rise to such payment occurs, or a definitive agreement regarding such event has been executed (a) before or within 180 days after the termination of Mr. Farkas's employment due to his death, (b) before or within 185 days after the termination of Mr. Farkas' employment due to his disability, or (c) before the Expiration Date in the event Mr. Farkas' employment is terminated without cause.

     The Farkas Employment Agreement provides that upon the occurrence of any one of several events or transactions involving Insignia set forth in the Farkas Employment Agreement (each, a "Significant Transaction"), including, but not limited to, any change of control (as defined in the Farkas Employment Agreement) of Insignia, Insignia is required to pay to Mr. Farkas an amount equal to 1.0% of the total equity market capitalization of Insignia on the date the Significant Transaction occurs. Upon the occurrence of a Significant Transaction and/or upon termination for any reason, other than termination for cause or voluntary termination by Mr. Farkas, all options and warrants (but not Equity Grants (as defined below)) granted to Mr. Farkas will vest immediately and be exercisable. The Farkas Employment Agreement also provides that in the event that Insignia enters into a transaction resulting in (i) a majority of the equity interest in Insignia being beneficially owned by a person or persons who is not an affiliate of Insignia, or (ii) the spin-off, sale or other disposition to a third party of one or more of Insignia's subsidiaries, divisions or operating businesses (each, a "Material Asset Disposition"), Insignia will pay to Mr. Farkas a cash bonus equal to 1.0% of the consideration received by Insignia or its stockholders as a result of such Material Asset Disposition.

     To the extent Mr. Farkas would be subject to the excise tax under Section 4999 of the Code on amounts or benefits to be received from Insignia required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts of any such payments will be automatically reduced to an amount one dollar less than an amount that would subject Mr. Farkas to the excise tax under Section 4999 of the Code, provided that the automatic reduction would apply only if the reduced payments received by Mr. Farkas (after taking into account further reductions for applicable taxes) would be greater than his unreduced payments, after applicable taxes.


Stephen B. Siegel

     Insignia, Insignia/ESG and Stephen B. Siegel are parties to an employment agreement (the "Siegel Employment Agreement"), which expires on December 31, 2002, subject to earlier termination or extension as provided for in the Agreement, pursuant to which Mr. Siegel serves as President of Insignia and Chairman and Chief Executive Officer of Insignia/ESG. Under the Siegel Employment Agreement, Mr. Siegel receives (i) a base annual salary of $1,000,000, (ii) 30% of all promotional commission revenues earned, received and retained by Insignia/ESG in respect of transactions as to which Mr. Siegel has rendered services recognized by Insignia/ESG, and (iii) 50% of all net commissions in respect of agency transactions as to which Mr. Siegel has rendered services recognized by Insignia/ESG. The Siegel

Employment Agreement also provides that Mr. Siegel will receive, for each year or part thereof during the employment term, an amount (up to a maximum of $400,000 annually) equal to 0.6% of the gross commissions earned, received and retained by Insignia/ESG, but only to the extent that Insignia/ESG and all of its wholly-owned subsidiaries meet or exceed its annual EBITDA (as defined below) budget, as established by Insignia's Compensation Committee, after reduction for all bonus compensation paid to employees of Insignia/ESG (including the imputed bonus of Mr. Siegel), all Insignia/ESG overhead allocations and all other compensation paid to Mr. Siegel, which annual EBITDA budget will be increased by Insignia's Compensation Committee for each subsequent year by an amount of no less than 10% of the annual EBITDA budget for the immediately preceding year. "EBITDA" means earnings before interest, taxes, depreciation and amortization, computed in accordance with generally accepted accounting principles, consistently applied. The Siegel Employment Agreement further provides that Mr. Siegel will receive for each year an annual bonus of 10%, or such lesser percentage as Insignia's Compensation Committee, in its sole and absolute discretion, shall determine, of the increase in annual EBITDA, reduced by all bonus compensation paid to the employees of Insignia/ESG (including the imputed bonus of Mr. Siegel), all Insignia/ESG overhead allocations and all compensation paid to Mr. Siegel over the annual EBITDA for the immediately preceding year. Beginning with 2001, Mr. Siegel will participate in the Incentive Plan in lieu of the contractual bonus based on EBITDA growth described above, and his employment agreement will be modified accordingly.

     In addition, upon the consummation of a transaction resulting in a change in the ownership of a majority of the issued and outstanding shares of Common Stock and a change in the majority of the Insignia Board, Mr. Siegel is entitled to receive a payment in the amount of 0.5% of the consideration received by Insignia or its stockholders as a direct result of such transaction (excluding the assumption or repayment of debt or other liabilities), which payment is required to be made upon the earlier of the involuntary termination of Mr. Siegel's employment with Insignia, other than for cause, or the expiration of the term of the Siegel Employment Agreement.

     Former Parent made a loan to Mr. Siegel in the amount of $1,000,000. The loan, which was assumed by Insignia in connection with the Spin-Off, is being forgiven ratably over a three-year period beginning July 1, 1998 provided that Mr. Siegel remains employed by Insignia and is not in material breach of the Siegel Employment Agreement. In addition, Insignia/ESG has purchased, at Insignia/ESG's expense, term life insurance on the life of Mr. Siegel with a death benefit of $5,000,000, the beneficiaries of which are designated by Mr. Siegel.

     The Siegel Employment Agreement provides that Mr. Siegel will not compete with either Insignia or Insignia/ESG for two years after the termination of the Siegel Employment Agreement. If Mr. Siegel is terminated without cause, Mr. Siegel may elect to either observe the non-compete agreement and receive the compensation provided for in the Siegel Employment Agreement until December 31, 2002 or accept other employment that violates the non-compete provision and receive $1,000,000 per year until December 31, 2002, less the aggregate compensation payable to him for such new employment. If Mr. Siegel is terminated for cause (as defined in the Siegel Employment Agreement), Insignia and Insignia/ESG are required to pay Mr. Siegel his base salary up to and including the date on which the termination occurred. Upon Mr. Siegel's death, Insignia or Insignia/ESG is required to pay Mr. Siegel's estate compensation at the annual rate of $1,000,000 during the remaining term of the Siegel Employment Agreement, not to exceed one year

     Pursuant to the Siegel Employment Agreement, on September 21, 1998 Mr. Siegel received a grant of options to purchase 100,000 shares of Common Stock. In addition, Insignia has made a loan to Mr. Siegel in the amount of $999,999 to purchase shares of Common Stock which loan is secured by such shares purchased (see "Employee Loans").

     In September 1999, Insignia made a loan to Mr. Siegel in the amount of $500,000. The terms of the loan are described below (see "Employee Loans").


Frank M. Garrison, James A. Aston and Ronald Uretta

     Messrs. Frank M. Garrison, James A. Aston and Ronald Uretta are employed by Insignia pursuant to employment agreements with Insignia, effective as of September 21, 1998 (the "Executive Employment

Agreements"), as amended, which provide for Mr. Garrison to serve as Office of the Chairman and Executive Managing Director of Insignia and President and Chief Executive Officer of Insignia Financial Services, Inc., for Mr. Aston to serve as Chief Financial Officer of Insignia and for Mr. Uretta to serve as Chief Operating Officer of Insignia until September 21, 2001 (December 31, 2002, in the case of Mr. Garrison) or such earlier or later date as provided therein (the "Expiration Time"). Mr. Garrison's Executive Employment Agreement provides that if the Company has not notified him of its intention not to extend or renew the agreement by June 30, 2002, the term shall automatically extend so that the Expiration Time is not less than six months from the date the Company notifies him of its intent not to renew or extend the term. Messrs. Garrison, Aston and Uretta each receive a base salary of $500,000 per year, subject to such discretionary increases as may be determined by the Insignia Board, and a bonus determined by the Insignia Board or the Compensation Committee. Messrs. Garrison, Aston and Uretta also are entitled to certain perquisites. Messrs. Garrison, Aston and Uretta each has agreed that for one year after the termination of his Executive Employment Agreement, he will not solicit business from any of Insignia's customers or clients with whom he has had "material contact" (as defined in the Executive Employment Agreements) during the twelve month period preceding the date of cessation of his employment with Insignia, and he will neither solicit employees of Insignia to work for any direct competitor of Insignia nor purchase more than 1% of the outstanding limited partner units of any partnerships controlled directly or indirectly by Insignia for two years after the termination of his Executive Employment Agreement.

     Each of the Executive Employment Agreements provides that it will be terminated in the event that Mr. Garrison, Aston or Uretta, as applicable, is disabled during his employment with Insignia, whereupon Insignia is required to pay his salary through the Expiration Time and to pay all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition (as described below) if the event giving rise to such payment occurs, or a definitive agreement regarding such event is executed, before or within 180 days after such termination. If Mr. Garrison, Aston or Uretta, as applicable, dies during the term of his Executive Employment Agreement, Insignia is required to pay to his estate his salary through the Expiration Time, and to pay all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition if the event giving rise to such payment occurs, or a definitive agreement regarding such event is executed, before or within 180 days after his death. If Mr. Garrison, Aston or Uretta, as applicable, is terminated without cause, Insignia is required to pay his salary and all bonuses to be paid upon the occurrence of a Significant Transaction or a Material Asset Disposition through the Expiration Time. Upon termination without cause, or due to Mr. Garrison's, Aston's or Uretta's death or disability, all options and warrants granted to Mr. Garrison, Aston or Uretta, as applicable, will immediately vest and be exercisable.

     Upon the occurrence of a Significant Transaction, Messrs. Garrison, Aston and Uretta each may elect to convert his Executive Employment Agreement into a consulting agreement with substantially the same terms and conditions, except that the consulting services provided by Mr. Garrison, Aston and Uretta, as applicable, shall be provided to Insignia at reasonable times convenient to each of them on no less than five business days' notice. The Executive Employment Agreements also provide that upon the occurrence of a Material Asset Disposition, Insignia is required to pay each of Messrs. Garrison, Aston and Uretta a cash bonus equal to 0.5% (or 0.25% if the Executive Employment Agreements are converted to consulting agreements) of the consideration received by Insignia or its stockholders as a result of such Material Asset Disposition (excluding the assumption or repayment of debt or other liabilities).

     To the extent Messrs. Garrison, Aston or Uretta would be subject to the excise tax under Section 4999 of the Code on amounts or benefits to be received from Insignia required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amounts of any such payments will be automatically reduced to an amount one dollar less than an amount that would subject Mr. Garrison, Aston or Uretta, as applicable, to the excise tax under Section 4999 of the Code, provided that the automatic reduction would apply only if the reduced payments received by Mr. Garrison, Aston or Uretta, as applicable, (after taking into account further reductions for applicable taxes) would be greater than the unreduced payments to be received by him, after applicable taxes.

COMPENSATION RELATING TO INSIGNIA'S EQUITY INVESTMENTS IN REAL ESTATE


     Insignia operates an equity investment program which identifies investment opportunities for select clients and invests along side those clients in the ownership of qualifying properties and related real estate assets. Certain employees of Insignia, including certain executive officers, receive incentive awards consisting of (i) incentive payment rights and/or (ii) equity interests in limited partnerships, limited liability companies or a private real estate investment trust which own or invest in real property, debt secured by real estate or other real estate-related assets and in which Insignia has invested ("Equity Interests"). Such incentive awards are subject to performance and vesting provisions established by Insignia and, once vested, entitle the holder to receive a portion of the proceeds remaining after Insignia has received a return of its invested capital and a preferred return thereon, if any, paid or distributed upon liquidation of the related asset or entity. During fiscal 2000 and 1999 each of the Named Executive Officers were granted Equity Interests in connection with the equity investment program (the aggregate value of such Equity Interests at the time of grant is included in the Summary Compensation Table). In addition to such grants of Equity Interests, in fiscal 2000 and 1999 incentive payments were made by Insignia to each of the Named Executive Officers in connection with dispositions of assets or entities in such program, which payments are disclosed in the notes to the Executive Summary Compensation Table.


COMPENSATION RELATING TO INSIGNIA'S EQUITY INVESTMENTS IN INTERNET INITIATIVES

     The Insignia Board has authorized Mr. Farkas to make restricted grants ("Equity Grants"), at any time and from time to time, to one or more members of management or other key employees of the Company or its subsidiaries, including himself, of portions of Insignia's equity interests in new entities established to invest in or operate companies or business ventures relating to the Internet and other businesses outside of the scope of the Company's traditional lines of business. An Equity Grant will constitute a grant of a portion of the Company's equity interest in either a New Investment Entity or a New Operating Entity. A "New Investment Entity" is a special purpose entity initially capitalized by Insignia or one or more of its subsidiaries on or after January 1, 2000 for the primary purpose of (i) making and/or holding a minority, non-controlling investment by the Company in securities of one or more companies or business ventures not directly or indirectly controlled by the Company, or (ii) serving as a managing general partner (or in a similar capacity) of an entity that raises third-party capital to be invested in securities of businesses not directly or indirectly controlled by the Company. A "New Operating Entity" is any operating entity initially capitalized by the Company or one or more of its subsidiaries on or after January 1, 2000 for the primary purpose of engaging in a line of business which is outside the scope of the traditional lines of business engaged in by the Company and its subsidiaries prior to June 1999, which non-traditional businesses include all Internet-oriented lines of business. Mr. Farkas is authorized to make Equity Grants to members of management and key employees of up to 25% in the aggregate of Insignia's equity interests in each New Investment Entity and up to 30% in the aggregate of Insignia's equity interest in each New Operating Entity.

                               PERFORMANCE GRAPH

     The following data and graph compare the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of a peer group index* and the New York Stock Exchange Composite Index (the "NYSE Index"). The data and graph assume that a $100 investment was made on September 21, 1998 (the date of the Spin-Off) in each of the Common Stock, the peer group index and the NYSE Index, and that all dividends were reinvested quarterly.



                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                        INSIGNIA FINANCIAL GROUP, INC.,
                     A PEER GROUP INDEX AND THE NYSE INDEX

COMPANY/ PEER GROUP/NYSE       9/21/98     12/31/98     12/31/99      12/31/00
---------------------------   ---------   ----------   ----------   -----------
Insignia ..................     $ 100     $  94.17     $  67.48      $  92.23
Peer Group Index ..........     $ 100     $  92.46     $  44.04      $  51.89
NYSE Index ................     $ 100     $ 117.42     $ 128.16      $ 129.45

                               [GRAPHIC OMITTED]


* Based on information for a self-constructed peer group consisting of the common stock of the following companies: Grubb & Ellis Company, CB Richard Ellis Services, Inc., Trammell Crow Company and Jones Lang LaSalle Inc.


     The foregoing data and graph are based on historical data and are not necessarily indicative of future performance. This data and graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall it be incorporated by reference into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company with respect to fiscal 2000, the Company is not aware of any person who was a director, executive officer or beneficial owner or more than 10% of its outstanding Common Stock, during (or with respect to) the prior fiscal year, who failed to file with the Commission on a timely basis reports required by Section 16(a) of the Exchange Act.


EMPLOYEE LOANS

     Former Parent made a loan to Mr. Siegel in the amount of $1,000,000 pursuant to the terms of the Siegel Employment Agreement. The loan was assumed by Insignia when Insignia assumed the Siegel Employment Agreement in connection with the Spin-Off. The principal amount of the loan and interest thereon is being forgiven ratably over a three year period, which began on July 1, 1998, while Mr. Siegel is employed by the Company. The interest rate on Mr. Siegel's loan is the same as the interest rate applicable to funds borrowed by Insignia on its revolving credit facility, which rate was approximately 8.5% at December 31, 2000. As of March 31, 2001, $83,333 principal amount of such loan remained outstanding. In November 1998, Insignia made a separate loan, pursuant to the Insignia Financial Group, Inc. 1998 Supplemental Stock Purchase and Loan Program (the "Supplemental Stock Purchase and Loan Program"), of $999,999 to Mr. Siegel to purchase shares of Common Stock, which loan is secured by such shares. Mr. Siegel has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 2001, $854,654 principal amount of such loan remained outstanding.

     In September 1999, Insignia/ESG made a loan in the amount of $500,000 to Mr. Siegel. The interest rate on Mr. Siegel's loan is the same as the interest rate applicable to funds borrowed by Insignia on its revolving credit facility, which rate was approximately 8.5% at December 31, 2000. At March 31, 2001, $166,667 of the principal amount of such loan remained outstanding. The loan will become due upon the earlier of (i) Mr. Siegel's voluntary termination of his employment with Insignia/ESG, (ii) the termination of Mr. Siegel's employment with Insignia/ESG for cause or (iii) April 1, 2002. Insignia/ESG will forgive $166,667 of the principal amount of the loan and accrued interest thereon on an annual basis to the extent that Insignia/ESG meets or exceeds its annual budgeted Net EBITDA, as established by Insignia/ESG and the Insignia Board, after reduction for all bonus compensation and certain other items. In the event that the applicable $166,667 is not forgiven in a particular year because Insignia's actual Net EBITDA is less than budgeted Net EBITDA (a "Shortfall"), and in a subsequent year Insignia/ESG exceeds its budgeted Net EDITDA (a "Surplus"), then the unforgiven amount from the prior year shall be forgiven if the Surplus exceeds the prior year's Shortfall. Any outstanding principal balance and accrued interest on the loan will be forgiven upon the death or permanent disability of Mr. Siegel.

     Pursuant to the Supplement Stock Purchase and Loan Program, Insignia made a loan in the amount of $100,000 to Alan Froggatt, a director and the Chief Executive Officer of Insignia's European Operations and of Insignia Richard Ellis to purchase shares of Common Stock, which loan is secured by such shares. Mr. Froggatt has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 2000 and ending on December 31, 2009. As of March 31, 2001, $92,999 of the principal amount of such loan remained outstanding.

     Pursuant to the Supplemental Stock Purchase and Loan Program, Insignia made a loan in the amount of $100,000 to Andrew J.M. Huntley, a former director and a former member of the Office of the Chairman of Insignia, to purchase shares of Common Stock, which loan is secured by such shares. Mr. Huntley has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 2001, $85,458 of the principal amount of such loan remained outstanding.

     Pursuant to the Supplemental Stock Purchase and Loan Program, Insignia made a loan in the amount of $193,125 to Jeffrey P. Cohen, Executive Vice President of Insignia, to purchase shares of Common Stock, which loan is secured by such shares. Mr. Cohen has agreed to repay the principal amount of the loan and interest thereon (at a rate of 7.5% per annum) in 40 equal quarterly installments commencing on March 31, 1999 and ending on December 31, 2008. As of March 31, 2001, $165,055 of the principal amount of such loan remained outstanding.


PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors requests that the stockholders ratify its selection of E&Y to serve as the Company's independent auditors for the fiscal year ending December 31, 2001. E&Y examined the consolidated financial statements of the Company for the fiscal year ended December 31, 2000. Representatives of E&Y will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.

     In addition to audit services, E&Y also provided certain non-audit services to the Company in 2000. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of E&Y. The following table sets forth the fees incurred by the Company for the services of E&Y in 2000.


              Audit Fees                                $790,000
              Financial Information Systems
                 Design and Implementation Fees         $     --
              All Other Fees                            $845,000


VOTE REQUIRED

     The affirmative vote of a majority of the shares voted at the meeting is required for the ratification of the Insignia Board's selection of E&Y as the Company's independent auditors for the fiscal year ending December 31, 2001.


RECOMMENDATION OF THE BOARD OF DIRECTORS


                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                  VOTE FOR THE RATIFICATION OF THIS PROPOSAL.


                             STOCKHOLDER PROPOSALS

     ADVANCE NOTICE PROCEDURES. Under the Company's bylaws, no business may be brought before an annual meeting unless it is brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 50 or more than 80 days prior to the scheduled date for the annual meeting. If the Company gives less than 60 days' notice or prior public disclosure of the scheduled date for the annual meeting, such notice to be timely must be delivered to the Company not later than the close of business on the 10th day following the earlier of the day on which a notice of the date of the meeting was mailed or the day on which such public disclosure was made. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

     STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of stockholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than December 21, 2001.

                                 OTHER MATTERS

     Upon written request addressed to the Company's Director of Investor Relations at 200 Park Avenue, New York, New York 10166 from any person solicited herein, the Company will provide, at no cost, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.



DATED: April 20, 2001                   BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Adam B. Gilbert
                                        -------------------------
                                        Adam B. Gilbert
                                        Secretary

                                                                      APPENDIX A


                        INSIGNIA FINANCIAL GROUP, INC.
                            AUDIT COMMITTEE CHARTER


THE CHARTER:

The Audit Committee (the "Committee") is a committee of the Board of Directors of Insignia Financial Group, Inc. (the "Company") whose primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

In meeting its responsibilities, the Committee is expected to:

   o Provide an open avenue of communication between the independent accountants and the Board of Directors.

   o Review and reassess the adequacy of the Audit Committee Charter on an annual basis, or more frequently as the Committee may deem necessary, recommending to the Board of Directors any revisions deemed necessary or advisable by the Committee.

   o Recommend to the Board of Directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve any termination of the independent accountants, who shall be directly and ultimately accountable to the Committee and the Board of Directors.

   o Ensure that the independent accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent accountants and the Company.

   o Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board of Directors take appropriate action in response to reports of the independent accountants to satisfy the Board of Directors of the independence of the independent accountants.

   o Inquire of management and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

   o Consider, in consultation with the independent accountants, the audit scope and plan of the independent accountants.

   o As necessary, consider with management and the independent accountants the rationale for employing audit firms and other than the principal independent accountants.

   o Review with the independent accountants the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

   o   Consider and review with the independent accountants:

       o The adequacy of the Company's internal controls, including computerized information system controls and security.

       o Any related significant findings and recommendations of the independent accountants, together with management's responses thereto.

   o Review with management and the independent accountants at the completion of the annual examination:

       o The Company's annual financial statements and related footnotes.

       o The independent accountants' audit of the financial statements and their report thereon.

       o Any significant changes required in the independent accountants' audit plan.

       o Any serious difficulties or disputes with management encountered during the course of the audit.

       o Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

   o   Consider and review with management:

       o Significant findings during the year and management's responses thereto.

       o Any difficulties encountered in the course of the independent accountants' audit, including any restrictions on the scope of their work or access to required information.

       o Any changes required in the planned scope of the audit plan.

   o Review the Company's filings with the SEC and the Company's other published documents such as annual and quarterly reports to stockholders.

   o Review with management and the independent accountants the Company's interim financial reports before they are filed with the SEC or other regulators.

   o Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants.

   o Review with the independent accountants the results of their review of the Company's compliance with such internal guidelines as may be established by the Committee.

   o Review legal and regulatory matters that have a material impact on the financial statements, related Company compliance policies, and notices, letters and reports received from regulators.

   o Meet with the independent accountants, the management in separate executive sessions to discuss any matters that the Committee may deem appropriate.

   o Conduct or authorize investigations into any matters within the Committee's scope of responsibility and retain independent counsel, accountants, or others as deemed advisable or necessary by the Committee to assist it in the conduct of any investigation.

   o Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

The Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement).

The Committee shall consist of unaffiliated members of the Board of Directors who shall serve at the pleasure of the Board of Directors. Committee members and the Committee Chairman shall be designated by the Board of Directors or a duly authorized committee of the Board. Committee members shall be free from any relationship to the Company that may interfere with the exercise of their independent judgments. All members the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. Additionally, at least one member of the Committee shall have accounting or related financial management expertise. The composition of the Committee and the qualifications of its members shall meet the requirements therefor as set forth in the rules of the New York Stock Exchange relating to audit committees. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

The duties and responsibilities of each member of the Committee are in addition to those duties set out for a member of the Board of Directors.

                        INSIGNIA FINANCIAL GROUP, INC.


                        ANNUAL MEETING OF STOCKHOLDERS


                              PROSKAUER ROSE LLP
                                 1585 BROADWAY
                                  26TH FLOOR
                              NEW YORK, NEW YORK


                                 MAY 23, 2001
                                   9:00 A.M.








                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                         INSIGNIA FINANCIAL GROUP, INC
      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
              FOR ANNUAL MEETING OF STOCKHOLDERS -- MAY 23, 2001

The undersigned stockholder of Insignia Financial Group, Inc. (the "Company") hereby appoints Andrew L. Farkas and Adam B. Gilbert, and each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 23, 2001, beginning at 9:00 a.m., local time, at Proskauer Rose LLP, 1585 Broadway, 26th Floor, New York, New York 10036 and at any postponement or adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

(1) Election of Directors

    [ ] FOR                                       [ ]  WITHHOLD AUTHORITY
        all nominees listed below (except as
        marked to the contrary below)

          Andrew L. Farkas       Stephen B. Siegel       Stephen M. Ross

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A
              LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME WHERE SET FORTH ABOVE.

(2) Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2001

           [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

(3) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof all as more particularly described in the Proxy Statement dated April 20, 2001, relating to such meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.



                                      Dated -----------------------  , 2001

                                      -----------------------------------------

                                      -----------------------------------------
                                             Signature(s) of Stockholder(s)

                                      -----------------------------------------

                                      -----------------------------------------
                                           Print Name(s) of Stockholder(s)

                                      Please sign your name exactly as it
                                      appears hereon. Joint owners must each
                                      sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.